Exhibit 10.1

2013 SUPREME CASH AND EQUITY BONUS PLAN

SECTION 1.  DEFINITIONS: Terms capitalized in this 2013 Supreme Cash and Equity Bonus Plan (the “2013 Bonus Plan”), but not otherwise defined herein, shall have the meanings ascribed to such terms in the Supreme Industries, Inc. 2012 Long-Term Incentive Plan.

Award:  Shall mean after the Plan Year and all Performance Goal achievement is determined, the grant of equity and/or payment of cash pursuant to the terms of this 2013 Bonus Plan.

Cash Target Incentive: Shall mean a target dollar amount that a Participant will earn, payable in the form of cash, if all applicable Performance Goals for the Plan Year are achieved at the 100% level.  The target is set for each Participant in accord with their function within the Company.

Equity Target Incentive:  Shall mean a target dollar amount that a Participant will earn, payable in the form of equity, if all applicable Performance Goals for the Plan Year are achieved at the 100% level.  The target is set for each Participant in accord with their function within the Company.

Leadership Team: Shall mean the following individuals:

Mark Weber:	President and Chief Executive Officer

Matt Long:	Chief Financial Officer

Mike Oium:	Vice President, Operations

John Dorbin:	Vice President and General Counsel

Brad Karch:	Vice President, Human Resources

Roman Jach:	Vice President, Engineering

Jeff Furhmeister:	Vice President, Sales

Participant:  Shall mean the Leadership Team and any other employee of the Company designated as covered by this 2013 Bonus Plan by the CEO with the advice and consent of Supreme Industries, Inc.’s Management Committee.

Plan Year: Shall mean January 1, 2013 through December 31, 2013.

Qualitative Performance Goals: Shall mean Performance Goals based on Qualitative Performance Measures.

Qualitative Performance Measures: Shall mean those objective and subjective factors which are selected by the Compensation Committee and which the Compensation Committee may, in its discretion, consider in determining each Participant’s Award.

Quantitative Performance Goals: Shall mean Performance Goals based on Quantitative Performance Measures.

Quantitative Performance Measures:  Shall mean those specific and objectively measurable financial metrics which are selected by the Compensation Committee.

Supreme or Company:  Shall mean Supreme Industries, Inc. or any subsidiary of Supreme Industries, Inc.

SECTION 2.  SUMMARY:  The 2013 Bonus Plan is intended to provide financial incentives to executive officers and key employees of Supreme Industries, Inc. and its subsidiaries through the use of “at risk” variable pay tied to specific performance incentives which will motivate their actions and behaviors in ways beneficial to the Company and its stockholders.  This 2013 Bonus Plan will offer Participants the opportunity to earn a bonus paid out in the form of cash, as well as a bonus paid out in the form of equity for the attainment of 2013 Bonus Plan incentives.

SECTION 3.  PHILOSOPHY: The Board believes that compensation of executive officers and key employees should be partially “at risk” and variable, based on performance against certain pre-established financial objectives and other goals that are important to the Company.  The 2013 Supreme Cash and Equity Bonus Plan (the “2013 Bonus Plan”) is intended to focus the efforts of the Participants on achieving those objectives in order to help ensure the sustained profitability, long-term growth, and continued wellbeing of the Company.  The Board believes that doing so aligns the interests of management with stockholders.

The 2013 Bonus Program is based on a compensation study.  The 2013 Bonus Plan is structured to provide Participants with competitive cash and equity rewards for successful performance, which enables the Company to attract and retain critical management resources.

SECTION 4.  ADMINISTRATION:  Administration of this 2013 Bonus Plan shall be vested in the Compensation Committee.  The decisions of the Compensation Committee shall be final as to the interpretation of the 2013 Bonus Plan or any rule, procedure or action related thereto.  All Participants consent to the transfer and use of personal data by the Company and its agents in connection with the administration of this 2013 Bonus Plan.

SECTION 5.  ELIGIBILITY: Only Participants as defined above are eligible to participate in the 2013 Bonus Plan.

To receive an Award under the 2013 Bonus Plan, a Participant must be an active, full-time employee on the last business day of the Plan Year, except as provided herein.  An employee who is hired or promoted after the date of adoption of this 2013 Bonus Plan may be selected as a Participant at such time, provided that any Award earned by such Participant shall be prorated to reflect that Participant’s actual time in service, except as otherwise provided by the Board pursuant to an employment agreement or similar document.

If a Participant dies or incurs a Total and Permanent Disability, an Award, prorated on the basis of Participant’s actual time in service with the Company during the Plan Year prior to death or Total and Permanent Disability, will be paid to the Participant or his or her beneficiary at the same time and in the same manner as Awards for the Plan Year are paid to the other Participants.  The Participant’s beneficiary under the 2013 Bonus Plan shall be the beneficiary designated for the Participant’s group life insurance plan.  If no such beneficiary has been designated, the Award will be paid to the Participant’s estate.

If a Participant terminates service due to Retirement prior to the last day of the Plan Year, an Award, prorated on the basis of Participant’s actual time in service with the Company during the Plan Year prior to Retirement, shall be paid to the Participant at the same time and in the same manner as Awards for the Plan Year are paid to other Participants.

If a Change In Control occurs prior to the last day of the Plan Year, the full value of the Award, payable based on the Cash Target Incentive or Equity Target Incentive, as applicable,  shall be paid to the Participant on or within 30 days of the Change In Control.

SECTION 6.  SETTING OF TARGET INCENTIVES, PERFORMANCE GOALS, AND CALCULATION OF AWARDS FOR THE LEADERSHIP TEAM:  Management has submitted recommendations for the 2013 Bonus Plan based on compensation studies done by the Company’s independent compensation consultant experts and the recommendations of the Management Committee. The Compensation Committee has reviewed these proposals in conjunction with a compensation study to determine whether management’s recommendations generally align with the compensation study and the Company’s 2013 budget and other factors.  The Compensation Committee determined that the procedures and goals outlined in this section were proper and suitable to meet the Company’s goals.

The determination of the Cash Target Incentive and Equity Target Incentive will be made by the Compensation Committee of the Board for each member of the Leadership Team.  Each member of the Leadership Team will have their Cash Target Incentive, Equity Target Incentive, personal goal(s) and maximum possible Award provided to them in writing separate from this 2013 Bonus Plan. At the time that an OTIP transaction appears more likely, equity grants may take into consideration the prospective value of each Participant’s OTIP percentage participation on a discounted basis. For 2013, it has been determined that the OTIP will not be taken into consideration with regard to any equity related grants.

All cash Awards and equity Awards will be based on quantitative and qualitative measures.

Quantitative Performance Goals will be weighted to account for 2/3rds of the Award determination and;

Qualitative Performance Goals will be weighted to account for 1/3rd of the Award determination.

Quantitative Performance Goals for the Leadership Team in 2013 are as follows:

•                  Dollar amounts of revenues and operating income as forecasted

•                  Gross margin of (redacted)

•                  EBITDA/average equity based on forecast (add back pro-forma any interest incurred at average annual borrowing rate and equity reduction that might arise due to any Dutch-auction or similar transaction)

In determining the Quantitative component of the award, weighting of the above goals is 50% for the first goal (subdivided to 1/3 for revenue and 2/3 for operating income of the 50%) and 25% for each of the other two goals.

Qualitative Performance Goals for the Leadership Team in 2013:

•                  Successful transition from the Office of the President to the new CEO

•                  Improvements to regional plants concluded

•                  Successful completion of three (3) personal goals

In determining the qualitative component of the award, each of the above goals is weighted 1/3 each and the personal goal will be further subdivided into 1/3 for attainment of each personal goal.

Quantitative Performance Goal achievement will be determined by comparing the relevant 2013 Performance Goal with the Company’s actual performance for that financial metric during the Plan Year.  The threshold for each Quantitative Performance Goal is at least 80% of the goal set for 2013.  For each one percent increment (rounded to the nearest whole percentage) below the goal, achievement for a Performance Goal will decline by five percent (5%) until reaching the threshold, below which there will be no Award achievement attributable to that particular Performance Goal.

Participants may earn above target incentive Awards for above goal performance, up to a maximum Award of 125% of the target incentive.  The maximum performance cap is 125% for each Quantitative Performance Goal.  For each one percent increment (rounded to the nearest whole percentage) of above goal performance, achievement for a Performance Goal will increase by two percent (2%), up to the 125% cap.  This results in a maximum possible achievement of 125% of target incentive for Quantitative  Performance Goals.

Except with respect to the CEO, which will be determined by all independent members of the Board, Qualitative Performance Goal achievement for the Plan Year will be determined by the Compensation Committee, in its sole discretion. However, the Management Committee will present their recommendations to the Compensation Committee.

Once the Compensation Committee determines the level of achievement for each Performance Goal, the Compensation Committee will apply the weighting for each Performance Goal and apply the 2/3 Quantitative Measures and 1/3 Qualitative measures split.  That factor will be multiplied by each member of the Leadership Team’s Cash Target Incentive and Equity Target Incentive to arrive at the Participant’s cash Award and equity Award.

The Compensation Committee may, in its discretion, adjust the payout of an Award downward after consideration of other business factors, including overall performance of the Company and the individual’s contribution to Company performance. The Compensation Committee may reduce or entirely eliminate an Award in the event a Participant is on a performance improvement plan or otherwise demonstrates unsatisfactory performance or discipline during the Plan Year.  The Compensation Committee may adjust a payout of an Award in its discretion to prevent the enlargement or dilution of the Award because of extraordinary events or circumstances as determined by the Compensation Committee.

SECTION 7.  TARGET INCENTIVES, PERFORMANCE GOALS AND CALCULATION OF AWARDS FOR OTHER PARTICIPANTS:  Once the Leadership Team target incentives and goals are set, the CEO will then set target incentives and goals for all other Participants, utilizing the Quantitative Goals specified above, setting Qualitative Goals relating each individual’s job functions, and with weighting to be determined by the CEO.  Prior to advising the Participants of their participation in this 2013 Bonus Plan, the CEO will advise the Compensation Committee of its determinations.  Awards will be calculated in the same manner as specified above.

SECTION 8.  APPROVAL AND PAYMENT OF AWARDS:  Upon completion of the Plan Year, the Compensation Committee shall certify to what extent the Performance Goals were met and determine the Award payable to each Participant based on information supplied and certified by management.  Certification by the Compensation Committee shall be subject to completion of the annual audit and certification of overall Company results by the Company’s independent auditors and the CEO’s Award shall be subject to ratification by the independent members of the Board of Directors.  Payment of cash Awards shall be made in a lump sum payment in cash except to the extent of Participant’s elective contribution to any qualified deferred compensation plan. Payment of equity Awards shall be made in the form of a grant of restricted stock pursuant to the Supreme Industries, Inc. 2012 Long-Term Incentive Plan, which will vest over three years in equal increments, in accord with a form of agreement to be approved by the Compensation Committee.  To the extent Awards are subject to Section 409A of the Code, payments are intended to qualify as short-term deferrals under the regulations adopted under Section 409A of the Code.  Payment of cash Awards and determination and grant of equity Awards shall be made as soon as reasonably practicable in 2014, but no later than March 15, 2014.   The Company may deduct from any Award such amounts as may be required to be withheld under any federal, state or local tax laws.

SECTION 9.  RECOUPMENT OF AWARDS:  If the Board learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the Participant would have earned as awards under the 2013 Bonus Plan based on the financial results as restated.

SECTION 10.  NO CONTRACT:  The 2013 Bonus Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.  The 2013 Bonus Plan shall be approved by the Compensation Committee and may be amended from time to time by the Compensation Committee or terminated without notice.  No Participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an Award under this 2013 Bonus Plan.

SECTION 11.  GOVERNING LAW This 2013 Bonus Plan shall be governed by the laws of the State of Delaware.